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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                     FORM 15

      Certification and Notice of Termination of Registration under Section
      12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to
           File Reports Under Sections 13 and 15(d) of the Securities
                              Exchange Act of 1934.

                         Commission File Number 0-19891

                            SCHULER RESIDENTIAL, INC.
                     (formerly known as Schuler Homes, Inc.)
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                  828 Fort Street Mall, Honolulu, Hawaii 96813
                                 (808) 521-5661
          (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
             AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                  Convertible Subordinated Debentures Due 2003
                              Senior Notes Due 2008
            (TITLE OF EACH CLASS OF SECURITIES COVERED BY THIS FORM)

                                      NONE
   (TITLES OF ALL OTHER CLASSES OF SECURITIES FOR WHICH A DUTY TO FILE REPORTS
                     UNDER SECTION 13(a) OR 15(d) REMAINS)

       Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:



                 Rule 12g-4(a)(1)(i)    |X|                        Rule 12h-3(b)(1)(ii)      [ ]
                 Rule 12g-4(a)(1)(ii)   [ ]                        Rule 12h-3(b)(2)(i)       [ ]
                 Rule 12g-4(a)(2)(i)    [ ]                        Rule 12h-3(b)(2)(ii)      [ ]
                 Rule 12g-4(a)(2)(ii)   [ ]
                 Rule 12h-3(b)(1)(i)    |X|                        Rule 15d-6                [ ]


                Approximate number of holders of record as of the
                        certification or notice date: N/A
                       (only with respect to Common Stock)

    Pursuant to the requirements of the Securities Exchange Act of 1934, Schuler Homes, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

      DATE:       June 21, 2001       BY:     /s/ Douglas M. Tonokawa
             ----------------------       -------------------------------
                                              DOUGLAS M. TONOKAWA
                                           VICE PRESIDENT OF FINANCE AND
                                              ASSISTANT SECRETARY